Exhibit 10.1

SIRTRIS PHARMACEUTICALS, INC.

Amendment to

Warrant to Purchase Shares of Series B Preferred Stock of Sirtris Pharmaceuticals, Inc.

Dated: April 17, 2008

Reference is made hereby to the warrant (the “Warrant”) issued to ARE-770/784/790 Memorial Drive, LLC, a Delaware limited liability company (the “Investor”) by Sirtris Pharmaceuticals, Inc., a Delaware corporation (“the Company”) pursuant to a certain Lease Agreement, dated August 1, 2005, by and between the Company and the Investor.  All capitalized terms used herein and not separately defined shall have the meaning ascribed to them in the Warrant.

WHEREAS, the Company and the Investor desire to amend the Warrant;

NOW, THEREFORE, the Investor and the Company agree to the following:

1.     Amendment.  The Warrant is hereby amended such that Section 3.1 and 3.2 of the Warrant shall be amended and restated to read in their entirety as follows:

“3.1. Reorganization. In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate with or merge with or into any other person (whether or not the Company is the surviving entity of such merger), or (c) effect a recapitalization, then, in each such case, the holder of this Warrant, on the exercise hereof as provided in Section 1 at any time after the consummation or effective date of such reorganization, consolidation, merger or recapitalization as the case may be, shall receive, in lieu of the Series B Preferred Stock issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such holder would have been entitled upon such consummation, if such holder had so exercised this Warrant immediately prior thereto, all subject to further adjustment thereafter as provided in Section 4.”

2.     Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without reference to the choice of law principles thereof that would require the application of the laws of any other state.

3.     Counterparts. This Amendment may be executed in any number of counterparts, including by electronic or facsimile transmission, each of which when so delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

This Amendment is executed as of the date first written above.

SIRTRIS PHARMACEUTICALS, INC.

By:	/s/ Garen Bohlin
Name:	Garen Bohlin
Title:	Chief Operating Officer

ARE-770/784/790 MEMORIAL DRIVE, LLC,
a Delaware limited liability company

By: ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
        a Delaware limited partnership, managing member

By: ARE-QRS CORP.,
        a Maryland corporation, general partner

By:	/s/ Dean Shigenaga
Name:	Dean Shigenaga
Title:	Chief Financial Officer

[Signature Page to Warrant Amendment]